Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
HEOP - Q4 2016 Heritage Oaks Bancorp Earnings Call

EVENT DATE/TIME: JANUARY 31, 2017 / 04:00PM GMT

JANUARY 31, 2017 / 04:00PM GMT, HEOP - Q4 2016 Heritage Oaks Bancorp Earnings Call

CORPORATE PARTICIPANTS

Bryon Layes Heritage Oaks Bancorp - First VP

Simone Lagomarsino Heritage Oaks Bancorp - President & CEO

Jason Castle Heritage Oaks Bancorp - EVP & CFO

CONFERENCE CALL PARTICIPANTS

Jacqui Boland Keefe, Bruyette & Woods, Inc. - Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, and welcome to the Heritage Oaks Bancorp fourth-quarter conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will be provided at that time.

(Operator Instructions)

As a reminder this call is being recorded and will be available shortly after the completion of the call on Heritage Oak Bancorp's website at www.heritageoaksbancorp.com. I would like to introduce your host for today's conference call, Mr. Bryon Layes, First Vice President for Heritage Oaks. Mr. Layes, you may proceed.

Bryon Layes - Heritage Oaks Bancorp - First VP

Good morning. Thank you for joining us today to review our fourth quarter results. Joining us this morning are Simone Lagomarsino, Chief Executive Officer; and Jason Castle, Chief Financial Officer.

Our comments today will refer to the financial results included in our earnings announcement released last night. To obtain a copy of this release please visit our website at www.heritageoaksbancorp.com.

Before we get started let me remind you that today's conference call will include some forward-looking statements. These forward-looking statements relate to among other things current plans, expectations, events and industry trends that may affect our Company's future operating results and financial position. Such statements involve risks and uncertainties and future activities and results may differ materially from these expectations. The speakers on this call claim the protection of the Safe Harbor provisions contained in the Private Securities Litigation Reform Act of 1995. For a more complete discussion of the risks and uncertainties that may cause actual results to differ materially from these forward-looking statements, please refer to our filings with the Securities and Exchange Commission included in our annual report on form 10K for the year ended December 31, 2015, and in particular the information set forth in item 1A risk factors therein.

As we announced in December we have agreed to a merger with Irvine-based Pacific Premier Bancorp. We are excited about this merger which will transform both organizations into a more attractive commercial banking franchise with a geographic footprint which covers the California coast from San Diego to Paso Robles. The merger is currently pending regulatory and shareholder approval and therefore we will not be answering any questions regarding the merger during the Q&A portion of the call today.

Now I will turn the call over to Simone Lagomarsino, Chief Executive Officer of Heritage Oaks Bancorp.

Simone Lagomarsino - Heritage Oaks Bancorp - President & CEO

Thank you, Bryon. Good morning, everyone, and thank you for joining us today as we discuss our results for the fourth quarter of 2016. We'll start by sharing some business highlights and then we will cover some key accomplishments that we achieved during the quarter. Jason Castle will then provide additional detail regarding our financial performance and an overview of the local economy. We will conclude the call by responding to your questions.

JANUARY 31, 2017 / 04:00PM GMT, HEOP - Q4 2016 Heritage Oaks Bancorp Earnings Call

During the fourth quarter we are happy to report that we achieved the highest quarterly pretax income level in the Company's history. We also achieved strong quarterly loan and deposit growth which positions us well for the new year. Relationship banking activities remain our primary focus and during the quarter new loan originations were $125 million, up $12 million or 10.3% compared to the $113 million that we originated in the third quarter.

For the year to date through December 31, 2016 loan originations totaled $464 million, up $73 million or 18.6% compared to the prior-year. Our loan growth was 3.2% in the fourth quarter, up from 0.7% in the prior quarter resulting in annual loan growth of $138 million or 11.1%. Loan growth for the fourth quarter came primarily from farmland, commercial and portfolio single-family mortgages.

Our loan pipeline remains strong at this time and we continue to anticipate between 2.5 % and 3% growth in the first quarter of 2017. Loan payoffs were $33 million for the fourth quarter which were down slightly from the prior quarter and near our normalized range of quarterly payoffs that we've experienced since the first quarter of 2014.

We continue to originate loans with corresponding swap contracts during the fourth quarter which generated $200,000 in swap fee income during the quarter. We also continue to have a strong pipeline of loans with swaps that we will work to originate during the first quarter of 2017.

Deposit balances grew by $53 million or 3.2% during the fourth quarter, resulting in $119 million or 7.6% growth during the year. Deposit growth was concentrated in money market deposit accounts, which contributed $44 million to our quarterly deposit growth. $35 million of this growth came from municipal and other public funds.

The remaining growth came from public funds savings accounts which contributed $6 million to the quarterly growth and non-interest-bearing demand accounts which grew by $3.7 million. Noninterest-bearing demand account deposits grew 11.5% during the year and comprise 34.1% of total deposits at year-end, the highest percentage at any year-end reached in the last 10 years.

Our net interest margin expanded by 21 basis points to 3.71% for the fourth quarter of 2016 compared with 3.5% for the prior quarter. Accelerated purchased loan discount accretion and other non-recurring loan fee income were the primary contributors to the increase in the net interest margin compared to the linked quarter. We also received a special dividend from the Federal Home Loan Bank of San Francisco which helped to elevate our net interest margin for the fourth quarter.

Due to the nonrecurring items which temporarily increased our net interest margin for the fourth quarter, we expect that our net interest margin will decline during the first quarter of 2017; however, we also anticipate that the recent rise in both short-term and long-term interest rates will positively impact the net interest margin by approximately 5 basis points during the first quarter of 2017. As a result we project that our first quarter of 2017 net interest margin will be within a range of 3.5% to 3.6%.

Let's now turn to our financial performance. Net income available to common shareholders increased by $367,000 to $4.6 million or $0.13 per diluted common share as compared to the linked quarter results of $4.2 million and $0.12 per diluted common share. Net income increased in the fourth quarter as compared to the linked quarter due to increases in net interest income and a $500,000 reversal of provision from loan on lease losses which offset increases in merger-related expenses and income tax and a decline in noninterest income. Jason will discuss the details of these variances later on in our call.

Credit quality metrics were somewhat mixed during the fourth quarter with both modest deterioration and improvement in various metrics. However, the overall credit quality of the Company's loan portfolio remained very strong.

Classified assets declined by 9.1% during the fourth quarter. We also recorded net recoveries for the 10th consecutive quarter. Nonperforming loans, however, as a percentage of growth loans increased from 0.36% in the third quarter to 0.49% at the end of the fourth quarter. However, this still represented the lowest year-end level in the last 11 years.

The $1.9 million increase in nonaccrual loans during the quarter was primarily attributable to three loans totaling $2.3 million that were classified as nonaccrual troubled debt restructurings. Although these loans were reclassified as nonaccrual, the borrowers for all three loans are currently making payments.

All three loans were originally lines of credit which were restructured into either full or partial term outs. These loans will be taken off nonaccrual status if they perform under modified terms for six months.

We continue to monitor the drought conditions in the California Central Coast region, and to date, we have not seen any deterioration in any of our agribusiness credit nor have we had any drought related loan losses materialize at this point. We have, however, provided $1.9 million or 11% of our total $17.2 million allowance for loan on lease losses for possible drought related losses. This equates to roughly 14 basis points of total gross loans and 85 basis points of our agribusiness loans.

JANUARY 31, 2017 / 04:00PM GMT, HEOP - Q4 2016 Heritage Oaks Bancorp Earnings Call

In addition we performed property inspections of all agribusiness loans between $500,000 and $2 million and third-party inspections for all our agribusiness loans in excess of $2 million, which includes verification of water resource availability. There have been some positive signs of drought recovery over the last month in our region as well.

According to a recent report from the Tribune, due to the recent storms some local reservoirs on the Central Coast have risen substantially. For example a North County Reservoir, Santa Margarita Lake, is now 67% full. However, there are still some below 50% of their capacity. In Santa Barbara County the Gibraltar Reservoir began filling overflow waters into one of the driest lakes in that region, Lake Chachuma; however, Lake Chachuma remains at only 11.6% of capacity.

The return on average assets was 90 basis points and the return on average tangible common equity was 9.69% for the fourth quarter. We are pleased to announce a $0.06 per share dividend which represents a 1.8% annualized yield based on our closing market price as of January 30, 2017, and a 45% payout ratio based on fourth quarter earnings. The dividend will be paid on February 28 to common shareholders of record as of February 15.

Now Jason will discuss additional details about our financial performance and he will conclude with an overview of the local economic trends.

Jason Castle - Heritage Oaks Bancorp - EVP & CFO

Thank you, Simone. Our net interest margin increased by 21 basis points during the fourth quarter. As Simone mentioned much of the increase could be attributed to accelerated discount accretion, and other non-recurring loan interest income received in the fourth quarter.

The accelerated accretion of non- recurring income contributed 13 more basis points to our margin in the fourth quarter than it did in the third quarter. During the fourth quarter we also received a $300,000 special dividend from the Federal Home Loan Bank of San Francisco. This special dividend contributed approximately 6 basis points to the net interest margin for the fourth quarter.

The average loan to average deposit ratio also increased from about 81% for the third quarter to about 82% for the fourth quarter, and furthermore, average loans represented a larger proportion of total earning assets in the fourth quarter. These trends had a positive impact on our earnings asset mix and the net interest margin for the fourth quarter.

The yields on our bond portfolio also supported a higher net interest margin increasing by 5 basis points on a linked quarter basis. Loan payoff and refinance activity continues to impact our loan yields, and on average accounts for a 1 to 2 basis point decline in our NIM every quarter, dependent on the relative size and yield of our origination of payoff volumes. During the fourth quarter the yield on new loan originations averaged 4.15%, while loan payoffs averaged 4.68%.

Our funding profile on an average quarterly basis was largely unchanged for the third quarter as a nominal increase in the cost of interest-bearing deposits was offset by a decline in the cost of borrowings and a 2.4% increase in average noninterest bearing demand deposits. Both the cost of funds and cost of deposits for the fourth quarter were unchanged from the prior quarter at 33 basis point and 22 basis points, respectively.

During the fourth quarter net interest income increased by $1.2 million or 7.6% compared to the linked quarter. The increase in net interest income was primarily driven by $600,000 of increased accelerated loan discount accretion income and nonrecurring fee income as compared to the linked quarter, a $300,000 special FHLB dividend and the additional interest income generated from a $30 million increase in average loans.

Noninterest income was $2.9 million for the fourth quarter down $464,000 from $3.3 million for the linked quarter. The decrease in noninterest income was largely due to a $289,000 decrease in gain on sale of investment securities and a $215,000 decline in swap fee income. Mortgage banking revenue declined about $45,000 or 5% during the fourth quarter as production remained strong through the end of the year.

The small loss on securities sales during the fourth quarter is attributable to repositioning activities we took in the quarter. While we continuously monitor our existing securities portfolio's relative performance given changes in the economy and the shape of the yield curve, the amount of resulting security sales can vary significantly from one quarter to the next and can result in gains or small losses at times. Securities sales volume decreased from $26 million for the third quarter to $6 million for the fourth quarter. We continue to identify swap opportunities and we anticipate that we will have additional swap fee income during the first quarter of 2017 as well, at a level similar to or potentially higher than our fourth-quarter results.

As we disclosed in our earnings press release that we published yesterday, we have decided to exit the consumer mortgage business. In order to allow our customers to continue to have access to residential mortgage products and the same level of customer service they are accustomed to, we are in the process of establishing a referral arrangement with another bank. Exiting the mortgage business will allow us to focus our efforts on our core business and relationship banking.

JANUARY 31, 2017 / 04:00PM GMT, HEOP - Q4 2016 Heritage Oaks Bancorp Earnings Call

For the purposes of illustrating the go forward impact of the termination of the mortgage business, the amount of revenue for the fourth quarter including the gain on sales of mortgage loans, origination fees and interest income on mortgage loans held for sale was $925,000, and the amount of direct expenses, including salaries and benefits, occupancy and equipment and other noninterest expense, was $829,000 resulting in a pretax net income attributable to the mortgage business of $95,000 for the fourth quarter of 2016. After applying the fourth quarter 2016 effective tax rate of 42.7%, the net income attributable to the consumer mortgage business was $55,000. We anticipate that due to the decline in originations attributable to the wind-down in the consumer mortgage business, we will have approximately $500,000 less noninterest income during the first quarter of 2017. Given our bond portfolio strategy and expectations for both new loan origination with swaps and the impact of the of wind down of mortgage banking activity, we anticipate that our noninterest income for the first quarter of 2017 will be approximately $400,000 to $500,000 lower than fourth quarter results.

Noninterest expense increased by $183,000 during the fourth quarter compared to the linked quarter, due primarily due to $840,000 of merger costs attributable to the announced merger with Pacific Premier Bancorp Inc., as well as a $329,000 increase in salaries and employee benefit expense. These increases were largely offset by a decline in professional service expense of $509,000 and a $250,000 decline in other expense and smaller decreases in several other expense categories.

The increase in salaries and employee benefits was due primarily to an increase in incentive plan expenses attributable to the final assessment of the Company's performance results as compared to prior performance metrics at year-end. Base compensation declined during the fourth quarter as full-time equivalent employees declined from 308 at September 30, 2016 to 302 at December 31, 2016.

Professional services expense declined during the quarter compared to the linked quarter due to the reduction of reliance on temporary consulting staff utilized for the remediation efforts performed regarding our Bank Secrecy Act and Anti-Money-Laundering Program Consent Order. As previously announced the Consent Order was terminated in late November and our remediation efforts are now substantially complete.

We anticipate that the BSA related-consulting costs will decline further to approximately $100,000 per quarter in the next couple of quarters as we wind down some final enhancement projects. Other expense declined due to lower operating losses, a decline in the provision for mortgage repurchase reserves, and smaller decreases in several other expense categories.

During the first quarter of 2017 we anticipate that the ongoing cost of mortgage operations, some of which shall cease on February 1, 2017, will be approximately $400,000, while total one-time termination costs will be approximately $440,000, resulting in total expense for the first quarter of 2017 that is similar to the amount for the fourth quarter of 2016. During the first quarter we expect noninterest expense exclusive of merger expenses will increase by $100,000 to $200,000 compared to the fourth quarter results. This increase is primarily attributable to small projected increases in several expense categories such as other expense, information technology and marketing expenses.

Income tax expense increased by $719,000 during the fourth quarter and the effective income tax rate rose from 38.9% for the third quarter to 42.7% for the fourth quarter. The increase in the income tax rate for the fourth quarter was primarily due to $840,000 of non-deductible merger expenses attributable to the announced merger with Pacific Premier Bancorp Inc. and an increase in pretax income.

Our share repurchase program was not active during the fourth quarter and was terminated during December, concurrent with the announcement of the merger with Pacific Premier Bancorp, Inc. The bank exceeds the regulatory capital ratios required to generally be considered well capitalized.

The economic indicators showed some mixed data since last quarter for the counties in which we operate. The un-employment rates vary across the region we operate in September. In San Luis Obispo County, the November unemployment rate decreased to 3.8% from 4.2% in September. Santa Barbara County rose again just slightly to 4.7% from the 4.6% reported in September. Ventura County decreased to 5% from September's 5.5%. All three counties are well below California's November unemployment rate of 5.3%, which was unchanged since September.

The median home values as of December 2016 continue to show a year-over-year increase in all three counties. San Luis Obispo County increased by 2.4%, while Santa Barbara County increased by 2.6%, and Ventura County increased 4.6% over the same month in 2015.

The commercial vacancy rates show mixed results. In San Luis Obispo County, the rate decreased to 1.6% in 2016 from 2.3% in 2015. At the end of the third quarter South Santa Barbara County declined to 1%. And in Santa Maria the rate was trending down at the end of the second quarter of 2016 to 3.2%. In Ventura County, the overall commercial vacancy rate at the end of the year declined -- or ended the third quarter declined to 3.8%.

I will now turn the call back over to Simone.

JANUARY 31, 2017 / 04:00PM GMT, HEOP - Q4 2016 Heritage Oaks Bancorp Earnings Call

Simone Lagomarsino - Heritage Oaks Bancorp - President & CEO

Thank you Jason. During the fourth quarter of 2016 we made two very significant announcements. First we reported that the BSA consent order that we have been operating under the prior two years was terminated, and then two weeks later we announced our plan to merge with Pacific Premier Bancorp.

We are excited about the next chapter and we are believe the merger that we announced with Pacific Premier will create a highly attractive commercial banking franchise, a wider geographic footprint and expanded product offerings and greater lending capacity, all of which will benefit our customers. And in addition we believe the merger will provide significant value and added liquidity for our shareholders.

At this point we will open the line for questions, so Vince, will you please explain the process.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Jacqui Boland, Keefe, Bruyette & Woods.

Jacqui Boland - Keefe, Bruyette & Woods, Inc. - Analyst

Good morning, everyone.

Simone Lagomarsino - Heritage Oaks Bancorp - President & CEO

Good morning, Jacqui.

Jacqui Boland - Keefe, Bruyette & Woods, Inc. - Analyst

I just wanted to clarify something in the expense line. You'd guided to roughly around $100,000 increase in expenses, and does that include the $440,000 roughly in mortgage banking wind down costs.

Jason Castle - Heritage Oaks Bancorp - EVP & CFO

Yes it does.

Jacqui Boland - Keefe, Bruyette & Woods, Inc. - Analyst

Okay, and so is it fair to assume that, that would just be a one-time cost in Q1 and then wouldn't repeat in 2Q, so we would see that trend further as well as from the reduction in staffing, which I know that -- I think the press release had mentioned of February 1, that those individuals might move over, so just the full quarter's impact of that in Q2?

Jason Castle - Heritage Oaks Bancorp - EVP & CFO

The large majority of that will be in the first quarter. There will be a little bit in the second quarter, a much smaller number than the $440,000 that we mentioned.

JANUARY 31, 2017 / 04:00PM GMT, HEOP - Q4 2016 Heritage Oaks Bancorp Earnings Call

Jacqui Boland - Keefe, Bruyette & Woods, Inc. - Analyst

Okay. And then just looking to the yields on loans, the yield on the new loan improved quite a bit in the current quarter, and if I'm remembering correctly I think that some of the swaps that were booked in the third quarter had impacted some of the new loan yields. Was that part of what drove the increase in 4Q, was just fluctuations in swaps or was it more mix driven?

Jason Castle - Heritage Oaks Bancorp - EVP & CFO

Swaps had a big impact on that. There was some element of mix and also term. We had some 10-year fixed rate lending in the fourth quarter that helped augment the yield.

Jacqui Boland - Keefe, Bruyette & Woods, Inc. - Analyst

Okay, and what are you seeing in terms of pricing now just given you know the movement of rates in the fourth quarter and then the bump up that Feds funds in December. How are those comparing in say January than where they were in October?

Jason Castle - Heritage Oaks Bancorp - EVP & CFO

I think they are improving modestly. You know, obviously the competition will reign in the rates from moving kind of one-to-one with what happens in the yield curve. But we definitely are seeing some pickup, and we looked at the recent raise in both short-term and long-term rates and contributing about 5 basis points to our margin.

Jacqui Boland - Keefe, Bruyette & Woods, Inc. - Analyst

Okay, and that's all in that 3.5% to 3.6% guidance?

Jason Castle - Heritage Oaks Bancorp - EVP & CFO

Correct.

Jacqui Boland - Keefe, Bruyette & Woods, Inc. - Analyst

Okay. Great, thank you. I will step back now.

Simone Lagomarsino - Heritage Oaks Bancorp - President & CEO

Thank you, Jacqui.

Operator

(Operator Instructions)

I see no other questions in queue. I will turn it back to Management for any further closing remarks.

Simone Lagomarsino - Heritage Oaks Bancorp - President & CEO

Thank you. Okay, thank you for participating. This concludes Heritage Oaks Bancorp fourth-quarter 2016 investor conference call. Thank you all very much.

JANUARY 31, 2017 / 04:00PM GMT, HEOP - Q4 2016 Heritage Oaks Bancorp Earnings Call

Operator

Ladies and gentlemen, thank you for your participation in today's conference. This concludes your program. You may now disconnect.

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